_______________________________________________________________

             U.S. SECURITIES AND EXCHANGE COMMISSION

                     Washington D.C.  20549
                 ______________________________

                           FORM 12b-25

                   NOTIFICATION OF LATE FILING

(Check One):
[   ] Form 10-K     [   ] Form 20-F      [   ] Form 11-K
[   ] Form 10-Q     [   ] Form N-SAR     [   ] Form 10-KSB
[ X ] Form 10-QSB

For Period Ended:  September 30, 1999        SEC File Number
333-78649
[   ] Transition Report on Form 10-K         CUSIP Number
109213 10 8
[   ] Transition Report on Form 20-F
[   ] Transition Report on Form 11-K
[   ] Transition Report on Form 10-Q
[   ] Transition Report on Form N-SAR
[   ] For the Transition Period Ended:


__________________________________________________________________
PART I - REGISTRANT INFORMATION

bright-technologies.com, inc.
 (Full Name of Registrant)

7325 Oswego Road
(Address of Principal Executive Office)

Liverpool, New York                  13090
(City and State)                   (Zip Code)

__________________________________________________________________
PART II - RULES 12b-25(b) and (c)

                                   If the subject report could
not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

          (a) The reasons described in reasonable detail in Part III of this form could not be
              eliminated without unreasonable effort or expense;
[X]       (b) The subject quarterly report on Form 10-QSB will be filed on or before the fifth calendar day following the prescribed due date; and
          (c) The accountant's statement or other exhibit required by rule 12b-25(c) has been attached, if applicable.

__________________________________________________________________
PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-QSB could not be filed within the prescribed time period.

SEE ATTACHMENT III.
__________________________________________________________________
PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

   Joseph C. Passalaqua       (315)              652-0006
        (Name)             (Area Code)      (Telephone Number)

__________________________________________________________________

(2) Have all other periodic reports
    required under Section 13 or 15(d)
    of the Securities Exchange Act of
    1934 or Section 30 of the Investment
    Company Act of 1940 during the
    preceding 12 months been filed?       [  ]   Yes    [X]  No
__________________________________________________________________

(3)  Is it anticipated that any significant
     change in results of operations from
     the corresponding period for the last
     fiscal year will be reflected by the
     earnings statements to be included
     in the subject report or portion
     thereof?                             [  ]   Yes    [X]  No

     If so:  attach an explanation of the
     anticipated change, both narratively
     and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                bright-technologies.com, inc.
           (Name of Registrant as specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  November 15, 1999

                                   bright-technologies.com, inc.

                                   By:  /s/ JOSEPH C. PASSALAQUA
                                      ---------------------------
                                   Name:   Joseph C. Passalaqua
                                        -------------------------
                                   Title:   President
                                         ------------------------


                            ATTENTION
Intentional misstatements or omissions constitute Federal
Criminal Violations (see 18 U.S.C. 1001).

                         ATTACHMENT III
                               TO
                   NOTIFICATION OF LATE FILING
                         OF FORM 10-QSB
      FOR QUARTERLY REPORT PERIOD ENDED SEPTEMBER 30, 1999



     The Registrant was unable to file, on November 15, 1999, its Quarterly Report on Form 10-QSB for the period ending
September 30, 1999 ("Form 10-QSB") because the Registrant is awaiting information from third parties which would enable it to properly and accurately complete the Form 10-QSB.

     The Registrant represents that it could not have eliminated the reason causing the delay without unreasonable effort or expense.